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                                                                    EXHIBIT 3.19

                           ARTICLES OF INCORPORATION
                           -------------------------

                                      OF
                                      --

                        OCEANSIDE GOLF MANAGEMENT CORP.
                        -------------------------------



     FIRST:  The name of the corporation is Oceanside Golf Management Corp.

     SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THIRD:   The name of this corporation's initial agent for service of process in the State of California is James A. Husband, whose address is 3702 Via de la Valle, Suite No. 202, Del Mar, California 92014.

     FOURTH: The total number of shares which the corporation is authorized to issue is one thousand (1,000) common shares of the par value of One Dollar ($1.00) each.

     FIFTH: This corporation is a close corporation. All of the corporation's issued shares shall be held of record by not more than thirty-five (35) persons.

     IN WITNESS WHEREOF, the undersigned have executed these articles this 21st day of September, 1993.


                                        INCORPORATORS:

                                        /s/ Sol S. Reifer
                                        ___________________________________
                                        Sol S. Reifer

                                        /s/ Linda Blanton-Myers
                                        ___________________________________
                                        Linda Blanton-Myers



Articles of Incorporation - California                                 solo page
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